CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717, 333-136728 and 333-148647 on Form S-8 and Nos. 333-140246, 333-141934, 333-162694, 333-17118 and 333-182678 on Form S-3 of our report dated September 26, 2012, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 27, 2012.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 26, 2012